Exhibit 99.1
[FHLBank Atlanta logo]

News Release
July 23, 2026

CONTACT: Suzanne Vincent
Federal Home Loan Bank of Atlanta
svincent@fhlbatl.com
678.849.1401

Federal Home Loan Bank of Atlanta Announces Second Quarter 2026 Operating Highlights and Declares Dividend

ATLANTA, July 23, 2026 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2026. All numbers reported below for the second quarter of 2026 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about August 7, 2026.

Operating Results for the Second Quarter of 2026

•Net interest income for the second quarter of 2026 was $203 million, a decrease of $9 million, compared to net interest income of $212 million for the same period in 2025. The decrease in net interest income was primarily due to a decrease in interest rates, partially offset by an increase in average advance and investment balances during the second quarter of 2026 compared to the same period in 2025.

•Net income for the second quarter of 2026 was $127 million, a decrease of $14 million, compared to net income of $141 million for the same period in 2025. The decrease in net income was primarily due to the decrease in net interest income and a $6 million increase in voluntary housing and community investment contributions.

•During the second quarter of 2026, the Bank continued to meet members' liquidity needs. Average advance balances were $111.2 billion, an increase of $8.1 billion, compared to average advance balances of $103.1 billion for the same period in 2025.

•The net yield on the Bank's interest-earning assets for the second quarter of 2026 was 48 basis points, compared to 54 basis points for the same period in 2025. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). The average daily SOFR during the second quarter of 2026 was 3.62 percent compared to 4.32 percent for the same period in 2025.

•The Bank's second quarter 2026 performance resulted in an annualized return on average equity (ROE) of 5.41 percent as compared to 6.43 percent for the same period in 2025. The decrease in ROE was primarily due to an increase in average total capital during the second quarter of 2026, and to the decrease in net income for the second quarter of 2026, each compared to the same period in 2025.

Financial Condition Highlights

•Total assets were $165.0 billion as of June 30, 2026, an increase of $18.7 billion from December 31, 2025.

•Advances outstanding were $101.4 billion as of June 30, 2026, an increase of $6.4 billion from December 31, 2025.

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•Investment balances totaled $62.3 billion as of June 30, 2026, an increase of $12.2 billion from December 31, 2025. The increase in investments was primarily due to the Bank holding more liquidity investments as of June 30, 2026.

•Total capital was $9.1 billion as of June 30, 2026, an increase of $432 million from December 31, 2025. Retained earnings were $3.1 billion as of June 30, 2026, an increase of $79 million compared to December 31, 2025.

•As of June 30, 2026, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

Reliable Source of Liquidity

•During the first six months of 2026, the Bank originated a total of $234.8 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

Commitment to Affordable Housing Program (AHP) and Community Development

•The Bank commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members, as required by law, which amounted to $67 million available for funding in 2026. As of June 30, 2026, the Bank has accrued $30 million to its statutory AHP pool of funds that will be available to the Bank’s members in 2027 for funding of eligible projects.

•The Bank has also committed to voluntarily contribute, at a minimum, an additional five percent of its prior year's annual income subject to assessment and prior year's voluntary contributions to support affordable housing and community development needs through its members. For 2026, the Bank authorized $45 million in voluntary contributions consisting of $14 million in voluntary AHP contributions and $31 million in voluntary non-AHP contributions. These amounts are anticipated to be expensed during 2026.
•Since the inception of its AHP in 1990, the Bank has awarded more than $1.3 billion in AHP funds, assisting more than 189,000 households.

Dividends

•On July 23, 2026, the board of directors of the Bank approved a quarterly cash dividend at an annualized rate of 6.20 percent.

•“Throughout second quarter, FHLBank Atlanta remained committed to supporting members with dependable liquidity and mission-driven programs that help address housing affordability and supply challenges,” said FHLBank Atlanta Chair of the Board, Thornwell Dunlap. “We are pleased to deliver a competitive dividend that reflects both our strong results and our ongoing commitment to member value.”

•The dividend payout will be calculated based on members’ capital stock held during the second quarter of 2026 and will be credited to members’ daily investment accounts at the close of business on July 28, 2026.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of June 30, 2026	As of December 31, 2025
Advances	$101,404	$94,978
Investments	62,266	50,049
Mortgage loans held for portfolio, net	72	77
Total assets	164,985	146,236
Total consolidated obligations, net	151,872	133,641
Total capital stock	5,956	5,607
Retained earnings	3,073	2,994
Accumulated other comprehensive income	24	20
Total capital	9,053	8,621
Capital-to-assets ratio (GAAP)	5.49%	5.90%
Capital-to-assets ratio (Regulatory)	5.48%	5.88%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Results and Performance Ratios	2026	2025	2026	2025
Net interest income	$203	$212	$408	$419
Standby letters of credit fees	8	5	16	9
Other income	—	—	4	1
Other noninterest expense	44	40	88	82
Voluntary housing and community investment	26	20	41	31
Affordable Housing Program assessment	14	16	30	32
Net income	127	141	269	284
Return on average assets	0.30%	0.36%	0.32%	0.37%
Return on average equity	5.41%	6.43%	5.85%	6.62%
The selected financial data above should be read in conjunction with the financial statements and notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Second Quarter 2026 Form 10-Q, which is expected to be filed with the SEC on or about August 7, 2026, and will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System).

For more information, visit our website at www.fhlbatl.com

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative and regulatory actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; changes to economic, liquidity and market conditions; changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, climate, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; changes to the Bank's voluntary housing program and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts of war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for the Bank to predict the nature of each new factor, or assess its potential impact, on the Bank's business and financial condition. Given these uncertainties, the reader is cautioned not to place undue reliance on forward-looking statements.

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